Exhibit 10.1

SIGMA DESIGNS, INC.

Name:	Saleel Awsare
Address:

Dear Saleel:

1.     Board of Directors. Sigma Designs, Inc. (the “Company”) is pleased to extend an offer to you to become a member of the Company’s Board of Directors (the “Board”). Your background and experience in our industry as well as your experience with restructuring companies will be an excellent complement to our existing Board, and I am personally very excited for you to join our leadership. This letter, once agreed to and accepted by you, shall constitute an agreement between you and the Company and contains all the terms and conditions relating to the services you are to provide. Your services as a director shall be subject to and in accordance with California law. You shall serve as a director until such time as you resign, are removed from office in accordance with applicable law, the Articles of Incorporation or Bylaws of the Company or you fail to be re-elected at a duly constituted meeting of the Company’s shareholders.

Regular meetings of the Board are generally held quarterly, in addition to special meetings of the Board which are held from time-to-time on an as-needed basis, and we would hope that your schedule permits you to attend all of the meetings.

As a precautionary matter and to avoid any conflicts of interest, we ask that while you are a Board member that you do not provide advice to or otherwise provide services to any competitor of the Company. In addition, we ask that you inform the Chair of the Corporate Governance and Nominating Committee or the Lead Director of any potential, actual, direct or indirect conflict of interest that you think exists or may arise as a result of your relationship with the Company.

2.     Committees of the Board. It is contemplated that you will initially serve on the following committees of the Board: (i) Audit Committee; (ii) Compensation Committee; and (iii) Corporate Governance and Nominating Committee. Committee appointments are at the discretion of the Board.

3.     Indemnification. In connection with your services as a director of the Company, the Company agrees to indemnify you to the extent permitted by applicable law and the Articles of Incorporation of the Company, subject to the terms and conditions provided for in the Company’s form of Indemnification Agreement, attached hereto as Exhibit A (the “Indemnification Agreement”). The Company agrees to enter into the Indemnification Agreement with you.

4.     Director Compensation – Cash. In light of the current circumstances of the Company, we have agreed with you that your compensation for serving as an independent director of the Board will consist entirely of cash compensation. As a result, compensation that is typically paid to independent directors in the form of equity will be added to our standard cash compensation program for independent directors. The Company will pay you an annual cash retainer of $200,000, paid quarterly. In addition, if the Company completes its currently planned liquidation and dissolution or is acquired (in a wholeco transaction) within the first year of your service on the Board, the Company shall accelerate payment of your annual retainer and you will receive the then remaining amounts to be paid to you for your first year of service.

5.     Reimbursement of Expenses. You shall be reimbursed for reasonable travel and other out-of-pocket expenses incurred by you in fulfilling your obligations under this agreement in accordance with the Company’s standard business reimbursement policies applicable to non-employee directors.

6.     Not an Employee. Your relationship with the Company will not be that of an employee. You will not be eligible for any employee benefits.

7.     Term. This Agreement shall terminate upon your departure from the Board.

I am excited about you joining our Board and look forward to working with you to help the Company achieve its goals. You may indicate your agreement with these terms and accept this offer by signing and dating this letter agreement and returning it to me.

Very truly yours,		Agreed and Accepted:

SIGMA DESIGNS, INC.

By	/s/J. Michael Dodson		/s/ Saleel Awsare
J. Michael Dodson		Saleel Awsare
Lead Director

Date	February 25, 2018	Date	February 22, 2018

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